Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144281) pertaining to the 1999 Stock Plan and the 2007 Equity Incentive Plan of comScore, Inc. of our report dated March 5, 2008, with respect to the consolidated financial statements of comScore, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/  Ernst & Young LLP

McLean, Virginia
March 5, 2008